Filed Pursuant To Rule 433
Registration No. 333-204695
Issuer Free Writing Prospectus dated July 24, 2015
Relating to Preliminary Prospectus dated July 15, 2015

RADA Electronic Industries (Nasdaq: RADA)
Investment Overview
July 2015

RADA Electronic Industries Ltd. (the “Company”) has filed a registration statement (including a prospectus) with the Securities and
Exchange Commission for the offering to which this presentation relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Company has filed with the Securities and Exchange Commission for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the
Commission’s website at www.sec.gov.
This presentation contains certain statements that may be deemed to be “forward looking statements” within the meaning of Section
27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Reference is made in particular to the descriptions of our plans and objectives for future operations, assumptions underlying such plans and objectives and other forward looking terminology such as “will”, “would”, “may”, “should”, “estimates”, “expects”, “believes”, anticipates”, “intends”, “projects”,
“predicts”, “targets”, or similar terms, variations of such terms or the negatives of such terms. Forward looking statements are based on management’s current expectations. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.

The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors including but not limited to those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s product candidate and those risks and uncertainties associated with the protection of the Company’s intellectual property rights. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities of the Company nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
The service marks, trademarks and trade names referred to in this presentation are the property of their respective owners. Solely for convenience, the trademarks and trade names in this presentation are referred to without the®, © and TM symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

DISCLAIMER

PRELIMINARY PUBLIC OFFERING TERMS
Issuer:	RADA Electronic Industries Ltd. (Nasdaq: RADA)
Type of Offering:	Public Follow-on Offering
Book Runner:	Chardan Capital Markets, LLC.
Offering amount:	Up to $8,500,000
Securities being Offered:	Common
Over-Allotment Option:	15%
Exchange:	NASDAQ

Capital Markets Performances
Market Cap	$18.0 million
Price	$1.88/share
90-Day ATV	$1,800,000
EV/EBITDA (LTM)	14.3x
Preliminary Offering Terms

USE OF PROCEEDS
($MM)
Debt Repayment	$7.6
Transaction Fees and Expenses	$0.9
Total	$8.5

COMPANY OVERVIEW
▪ RADA Electronic Industries Ltd. is a defense electronics contractor specializing in the development, manufacture and sale of avionics solutions, inertial navigation systems and ground-based radars
▪ Founded in 1970 and went public in 1985
▪ Headquartered in Netanya, Israel and currently has 110 employees
▪ Company primarily sells to United States, domestic Israel, Asia and Latin America

PRODUCTS
▪ Avionics: Data/video recording, Intelligence,
 Surveillance (“ISR”) and Reconnaissance
 upgrades and Build-to-Spec/Build-to-Print
 units for manned platforms & Unmanned
 Aerial Vehicles (“UAV”)
▪ Inertial navigation systems (“INS”): includes
 Micro Electro Mechanical System (“MEMS”)
 and Fiber Optic Gyro (“FOG”) technologies
 based Inertial Measurement Units (“IMUs”)
 and INS for air and land platforms
▪ Radars:  compact Active Electronically-
 Scanned Array (“AESA”) systems, particularly
 for active protection, hostile fire detection,
 air defense, and border surveillance

SELECTED CUSTOMERS & PARTNERS
Avionics
INS
FACH
IAF
IDF
Radars

HISTORICAL FINANCIALS OVERVIEW

▪ With the maturing of the FOG,
 MEMS and AESA technologies,
 RADA was able to scale back
 R&D in 2014 and roll out new
 radar and INS products
▪ Company retired a low margin
 Latin American contract in 2013
 and the gross margin improved
 by a large degree; it no longer
 intends to pursue similar
 contracts

POTENTIAL FUTURE CONTRACTS
Avionics:
 • HD mission recorder for F-16
 • Indian AF SU-30 upgrades
 • Indian Army LCH recorder
 • Chilean AF upgrades
Radars:
 • IDF hostile fire detection
 • Boeing / LM / USN high
 energy laser systems
 • India BSF HFD
 • S. Korea C-UAS
 • Various VSHORAD
Inertial Navigation System:
 • HAL Light Utility Helicopter
 (LUH) INS
 • Indra Radar pod INS
 • Rafael Litening pod ISU

In the next 5 years:

▪ A new entrant to the greater radar and INS markets armed with mature and proprietary technology
- Sophisticated software that allows use of less expensive sensors for INS
- INS produced in Israel, competing effectively against European players
- Incorporates cost-reducing telecom components for Radars
- New radar products are being tested by Boeing, Lockheed Martin, DRS and the U.S. Navy
▪ Offered in a different price class than equivalent-performance products, providing medium-grade capabilities at lower prices
- Industry-standard products primarily compete within an established framework of price-performance tradeoffs
- Top-tier, best-performing products are frequently unaffordable, especially in a budget-constrained environment
- Continued technology development can move RADA portfolio into a higher price/performance class

RADA’S COST-EFFECTIVE PRICING STRATEGY

RADA’s COMPETITIVE ADVANTAGES
Products	Key Competitors	Current Competitive Strengths
Avionics	TEAC (UTC) Elbit Zodiac IAI ARINC
• Established international track record and reputation
• Experienced management team, history of strong partnerships
• Product development based on providing low-cost, high-capability
• ISR upgrades leverage intimate relationships with customer

INS	Sagem Thales NGC IAI/Tamam Honeywell
• Unique approach to market
• Offering MEMS systems with dramatically upgraded software
 packages to increase accuracy
• FOG technology provides opportunity to displace traditional high-
 cost prime contractors on current aircraft applications
• No ITAR-driven restrictions on technology transfer
• Well-established existing relationships with key customers

Radar	Elta SRC Technovative Applications Saab Mustang EADS Defence
• “Software-defined radar” is adaptable to multiple applications
• Major contract with a leading MOD
• AESA technology enables compact, affordable and high-performance radar systems
• Strategic alliance with DRS in the U.S.

CURRENT OPERATION OVERVIEW
Revenue Breakdown By Region
(2014YE)
Revenue Breakdown By Business Line
(2014YE)

INS: Future Growth
-Indicative price as low as 50%-
80% of European rivals’
Radar: Future Growth
-Indicative price as low as 30% of
global rivals’
-Sales to Israel, U.S. and Europe
Avionics: Stable Demand
-Stable demand expected in the
near term
INS
4%
Avionics
87%
Avionics
25%
INS
30%
Radar
45%
BUSINESS STRATEGY BY PRODUCT
CURRENT REVENUE MIX
(2014YE)
REVENUE MIX GOALS
(in 5 years)
Radar
3%

Name	Position	Bio
Herzle Bodinger	Executive Chairman
 ▪ Served as executive chairman since 1998
 ▪ 1998-2001 & 2006-2007: first joined in 1997 as chief
 executive officer of the U.S. subsidiary and appointed CEO
 ▪ 1992-1996: served as the Commander of the IAF

Zvi Alon	CEO
 ▪ Joined RADA in 2000 and served as CEO since 2007
 ▪ 2000-2003: served as COO until 2003
 ▪ 2003-2007: VP of marketing and sales
 ▪ Previously in various managerial positions with IAI and
 served as active and reserve fighter pilot in the IAF for 40 years

Shiri Lazarovich	CFO	▪ Served as CFO since 2007 ▪ 2004-2007: served as controller ▪ Previously worked at PwC, Israel
MANAGEMENT OVERVIEW

INVESTMENT HIGHLIGHTS

Radars & INS
Growth
 Competitive pricing points underpinned by superior technology
Global Military
Export Exposure
 Increased global sales channels span broad range of A&D geographic markets: Israel, U.S., Asia, Latin America and Europe
Stable Avionics
Business
Profitable avionics product line provides stable, cash-generating business

Appendix

2014YE
(U.S. dollars in thousands, except per share data)
Revenues	$ 22,481
Cost of revenues	15,944
Gross profit	6,537
Research and development, net	789
Marketing and selling	2,392
General and administrative	1,901
Operating income	1,455
Financial expense, net	1,254
Net Income	201
Net income loss attributable to non-controlling interest	7
Net income attributable to RADA Electronic Industries' shareholders	$ 208
CONSOLIDATED INCOME STATEMENT

March 31, 2015
Unaudited
(U.S dollars in thousands, except per share data)
Current Assets:
Cash and cash equivalents	$ 2,229
Trade Receivables	3,467
Others	2,785
Inventories	6,810
Total current assets	15,291

Long-term Receivables And Other Deposits	1,388
Property, Plant And Equipment, Net	2,912
Goodwill	587
Total Assets	$ 20,178

Total current liabilities	16,146
Total long-term liabilities	636

Shareholders' Equity
Paid-in capital	71,003
Accumulated deficit	(68,223)
Total RADA shareholders' equity	2,780
Non-controlling interest	616
Total Equity	3,396
Total Liabilities & Equity	$ 20,178

CONSOLIDATED BALANCE SHEET
CONSOLIDATED BALANCE SHEET March 31, 2015 Unaudited   (U.S dollars in thousands, except per share data) Current Assets: Cash and cash equivalents $ 2,229 Trade Receivables 3,467 Others 2,785 Inventories 6,810 Total current assets 15,291 Long-term Receivables And Other Deposits 1,388 Property, Plant And Equipment, Net 2,912 Goodwill 587 Total Assets $ 20,178 Total current liabilities 16,146 Total long-term liabilities 636 Shareholders' Equity Paid-in capital 71,003 Accumulated deficit (68,223) Total RADA shareholders' equity 2,780 Non-controlling interest 616 Total Equity 3,396 Total Liabilities & Equity $ 20,178 Total Liabilities & Equity                                                                                     $   20,178

PRODUCT OFFERING DETAILS

Avionics                      Data Recorders
& GDSTactical fighter aircraft,
trainers,
cargo aircraft
Ground debriefing system                                                         Mature / In production
Capability Upgrades                                                                               ISR Upgrades Mature / In production Various aircraft platforms
Avionics Upgrades                                                         Mature / In production Tactical fighter aircraft
Other                        Avionics components                                                        Mature / In production Medium-altitude, long endurance (MALE) & micro UAV
INS          FOG                        Aircraft GPS-INS                                                        Mature / In production Manned & unmanned military aircraft
IMU                                                         Mature / In production Targeting pods
Ground-based GPS-INS                                                         In development Main battle tanks, combat vehicles, artillery
MEMS                        Aircraft GPS-INS                                                        Mature / In production Unmanned air systems
Ground-based GPS-INS                                                         In development Support vehicles
Radar                                 Compact AESA                                                        Active protection systems Initial production Main battle tanks, combat vehicles
Hostile fire indication systems                                                         Initial production Combat vehicles, support vehicles, force protection
Multi-mission AESA                                                                               Hostile fire indication & force protection systems Mature / In production Stand-alone or integrated within larger weapon systems
Air surveillance & small/slow aerial vehicle detection systems Mature/ In production
Perimeter surveillance & border protection systems Customer field trials / on going
Counter-mortar & short-range
air defense systems                                                                                        Initial production

GLOBAL INS & RADAR MARKET OVERVIEW

Inertial Navigation Systems (INS) Radar 2.0 – 3.0 15.0 – 20.0 Growth Forecast (5-YR CAGR) RADA View Growth Outlook Low (0-3% CAGR) Low (0-5% CAGR) Stable/slowing growth in FOG/RLG •  Medium growth in MEMS •  Slow growth in broader radar market •  Faster growth in APS •  High growth in tactical applications •  Strong demand and growth in C-UAS and hostile fire detection radar •  First few production programs secured •  Mature market in high-end navigation-grade INS technology •  Overall Market Outlook •  Competition is based on track record, credibility, customer relationships, and end-user confidence in manufacturer •  Emerging market for applications on Unmanned Aircraft Systems(UAS), land systems and munitions, where technical performance is a larger differentiator •  Strong emerging market for small battlefield radar •  An affordable high-performance AESA solution already fielded •  Demand for border and perimeter security systems is growing, particularly in emerging economies •  UAVs are rapidly becoming strategic threat in both the military and civil arenas Approximate Market Size ($B) Opportunities for RADA •  FOG technology provides opportunity to displace traditional high-cost prime contractors on current aircraft applications •  MEMS technology provides opportunity to develop new low-cost applications (UAS, land systems)•  AESA technology provides opportunity to capture significant part in compact affordable, high-performance radar systems for active protection, force protection, air surveillance (in particular against micro and nano UAV) and border surveillance

Description
Technology
Differentiators
Performance
V.S. Price
INS
Radar
State-of-the-art fiber-optic gyro (FOG)- and micro-
electromechanical systems (MEMS)-based inertial navigation
and attitude control solutions
Solid-state, fully digital (software-defined) pulse Doppler-
based non-uniform active electronically-scanned array (AESA)
radars with hemispheric spatial coverage & multi-mission
capabilities
• Sophisticated proprietary sensor fusion algorithms
• Embedded modular design principles allow integration of
 multiple diverse sensor inputs
• Proprietary antenna design, usage of COTS components
• Superior signal processing provides multipath cancellation,
 ECCM (jamming resistance), very wide target velocity range
• Representative application: blended INS/GPS solution
• Indicative performance (FOG): <0.05⁰ static accuracy (1s)
• Indicative price: ~0.5-0.8x of equivalent-performance rival
• Representative application: Hostile fire detection system
• Indicative performance: 10km (81mm mortar), <150m POO
• Indicative price: ~0.3x of equivalent-performance rival
Identified
Potential
• Create products suitable for primary aircraft navigation
• Build on data fusion techniques for sustained aircraft &
 ground vehicle navigation in GPS-denied environments
• Expand detection envelope to slow/stationary targets
• Integrate with C-RAM and C-UAS systems such as high
 energy lasers and nano UAV neutralization systems
FEATURES OF INS & RADAR

We have filed a registration statement with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus and registration statement dated July 15, 2015 and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 646-465-9025.